SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.   20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or

Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number:  1-4433

                        ARMATRON INTERNATIONAL, INC.
                        ----------------------------
             (Exact Name of Registrant as Specified in Charter)

      2 Main Street, Melrose, Massachusetts  01801      (781) 321-2300
      ----------------------------------------------------------------
      (Address, including Zip Code, and Telephone Number, including Area
             Code, of Registrant's Principal Executive Offices)

                        Common Stock, $1.00 par value
                        -----------------------------
          (Title of Each Class of Securities Covered by this Form)

                                    None
                                    ----
      (Title of All Other Classes for Which a Duty to File Reports Under
                        Section 13(a) or 15(d) Remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]             Rule 12h-3(b)(1)(i)         [X]
Rule 12g-4(a)(1)(ii)      [ ]             Rule 12h-3(b)(1)(ii)        [ ]
Rule 12g-4(a)(2)(i)       [ ]             Rule 12h-3(b)(2)(i)         [ ]
Rule 12g-4(a)(2)(ii)      [ ]             Rule 12h-3(b)(2)(ii)        [ ]
Rule 15d-6                [ ]

Approximate number of holders of record as of the certificate or notice
date:      25

Pursuant to the requirements of the Securities Exchange Act of 1934, Armatron International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 2, 1999                By: /s/ Charles J. Housman
                                           --------------------------------
                                               Charles J. Housman
                                               President and Chief Executive
                                               Officer